EXHIBIT 99.1

CONTACT:  Mark Collinson
CCG Investor Relations
310-954-1343
10960 Wilshire Blvd., Suite 2050
Los Angeles, CA  90024

UNICO AMERICAN CORPORATION
ANNOUNCES DEPARTURE OF DIRECTOR

Woodland Hills, CA, October 1, 2009 – Unico American Corporation (NASDAQ – “UNAM”) (“Unico,” the “Company”), an insurance holding company that, through its subsidiaries, including Crusader Insurance Company, offers a variety of property and casualty insurance products and services, today announced that Mr. Jon P. Kocourek has resigned as a director of the Company effective October 8, 2009.  Mr. Kocourek, who has served as a director since 2008, stated that he is rejoining his former firm Willis Re, Inc. as a full time employee and is resigning in order to avoid any appearance of a conflict of interest.

“I want to thank Jon for his contributions to the Board during his tenure and for dedicating his valuable time, talent, and considerable industry knowledge,” said Unico’s Chairman, Cary L. Cheldin.

About Unico American Corporation
Headquartered in Woodland Hills, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through Crusader Insurance Company since 1985. For more information concerning Crusader Insurance Company, please visit its website at www.crusaderinsurance.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein that are not historical facts are forward-looking. These statements, which may be identified by forward-looking words or phrases such as “anticipate,” “believe,” ”expect,” “intend,” “may,” “should,” and “would,” involve risks and uncertainties, many of which are beyond the control of the Company. Such risks and uncertainties could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ materially include underwriting actions not being effective, rate increases for coverages not being sufficient, premium rate adequacy relating to competition or regulation, actual versus estimated claim experience, regulatory changes or developments, unforeseen calamities, general market conditions, and the Company’s ability to introduce new profitable products.